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ENEX
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                    ENEX OIL & GAS INCOME PROGRAM II-1, L.P.
                    ENEX OIL & GAS INCOME PROGRAM II-2, L.P.
                    ENEX OIL & GAS INCOME PROGRAM II-3, L.P.
                    ENEX OIL & GAS INCOME PROGRAM II-4, L.P.
                              Three Kingwood Place
                                    Suite 200
                               800 Rockmead Drive
                              Kingwood, Texas 77339

                           NOTICE OF SPECIAL MEETINGS
                         To Be Held On December 30, 1995

To Our Limited Partners:

         Special Meetings of the limited partners (the "Limited Partners") of Enex Oil & Gas Income Program II-1, L.P., Enex Oil & Gas Income Program II-2, L.P., Enex Oil & Gas Income Program II-3, L.P., and Enex Oil & Gas Income Program II-4, L.P., all Texas limited partnerships (the "Partnerships" or individually a "Partnership"), have been called for Saturday, December 30, 1995 at the offices of Enex Resources Corporation (the "General Partner") at Three Kingwood Place, 800 Rockmead Drive, Kingwood, Texas 77339. Only Limited Partners of record of one or more of the Partnerships at the close of business on November 24, 1995 are entitled to notice of and to vote at the Meetings or any adjournments thereof. The Limited Partners of each Partnership will be asked to vote on a proposal to dissolve and liquidate their Partnership in accordance with the applicable provisions of their Partnership Agreement.


         You will find a detailed explanation of the proposal, including its purpose, anticipated benefits and conditions in the Proxy Statement to follow under separate cover. Please read it carefully. We think you will conclude that the proposal to dissolve and liquidate the Partnerships is in the best interests of the Limited Partners of each Partnership. After considering each Partnership's financial condition and prospects, the Board of Directors of the General Partner has unanimously approved the proposed transactions as being in the best interests of the Limited Partners. The affirmative vote of a majority-in-interest of the Limited Partners is required to approve the proposal for each Partnership. The General Partner will vote all of the limited partnership interests it owns (in excess of 44 percent in each Partnership) in favor of the proposal.

         It is very important that you cast your votes on this matter promptly, regardless of the size of your holdings. Hence, even if you plan to attend the Special Meetings in person, we urge you to complete, sign and return the proxy (or proxies) that will accompany the Proxy Statement in order to assure the presence of a quorum at each of the meetings. Any proxy may be revoked at any time before it is exercised by following the instructions set forth in the Proxy Statement.


                                               BY ORDER OF THE GENERAL PARTNER,
                                               ENEX RESOURCES CORPORATION



                                                   GERALD B. ECKLEY
                                                   President,
                                                   General Partner

November 30, 1995